Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Nos. 333-110308, 333-134901, and 333-151603) on Form S-8 of MakeMusic, Inc. of our report dated March 14, 2012, with respect to the financial statements of Garritan Corporation as of and for the fiscal years ended December 31, 2010 and December 31, 2009, included in this Current Report of MakeMusic, Inc. on Form 8-K/A.

/s/ McGladrey & Pullen, LLP
Minneapolis, Minnesota
March 15, 2012